Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 2nd  day of  November, 2009, by and between Delcath Systems, Inc., a Delaware corporation (the “Company”), and Agustin Gago (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.           The Company desires to hire the Executive as its Executive Vice President Sales and Marketing on the terms and conditions set forth in this Agreement.

B.           This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates any previous agreements or understandings with respect to such relationship.

C.           The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Term and Duties.

1.1           Term.  The Company does hereby hire, engage and employ the Executive beginning on or about November 2, 2009 (such actual date of employment commencement, the “Effective Date”), and concluding on the last day of the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement.  The Executive does hereby accept and agree to such hiring, engagement, and employment, on the terms and conditions expressly set forth in this Agreement.

1.2           Duties.  During the Period of Employment, the Executive shall serve the Company as its Executive Vice President Global Sales and Marketing and shall have the powers, duties, and obligations of management usually vested in the office of the Executive Vice President Global Sales and Marketing of a company of a similar size and similar nature as the Company, and such other powers, duties, and obligations commensurate with such position as the Company’s Chief Executive Officer (“CEO”) or Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as in effect from time to time).  During the Period of Employment, the Executive shall report to the CEO.

1.3           No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful, effective, and efficient manner to the best of his or her abilities, and (iii) hold no other employment.  The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he or she may then serve, if the Company reasonably determines that the Executive’s service in such capacity interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.  The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the Company’s approval.

1.4           No Breach of Contract.  The Executive represents to the Company that: (i) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret, or similar agreement or any judgment, order, or decree that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; and (ii) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5           Location.  The Executive’s principal place of employment shall be the Company’s Manhattan office as it may be located from time to time.  The Executive agrees that he or she will be regularly present at that office.  The Executive acknowledges that he or she may be required to travel from time to time in the course of performing his or her duties for the Company.

2.           Period of Employment.  The “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the second anniversary of the Effective Date; provided, however, that the Period of Employment may be extended on the same terms, by the specific approval of the CEO, for an additional period of one year.  Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.  Failure of the CEO to extend the Period of Employment beyond the second anniversary of the Effective Date shall not constitute a breach of this Agreement and shall not constitute an Involuntary Termination (as such term is defined in Section 5.5) for purposes of this Agreement.

3.	Compensation.

3.1           Base Salary.  During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly.  The Executive’s Base Salary shall be at an annualized rate of two hundred eighty-five thousand dollars ($ 285,000.00).

3.2           Incentive Bonus.  The Executive shall be eligible to receive an incentive bonus (“Incentive Bonus”) for each consecutive 12-month period that ends on an anniversary of the

Effective Date (each, a “Bonus Year”) during the Period of Employment; provided that the Executive must be employed by the Company on the anniversary date in order to be eligible for an Incentive Bonus with respect to the Bonus Year ending on such date (and, except as provided in Section 5.3, if the Executive is not so employed at such time, he or she shall not be considered to have “earned” any Incentive Bonus with respect to the Bonus Year in question).  The target Incentive Bonus for each Bonus Year shall equal 35% of the total Base Salary paid in that Bonus Year, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established with respect to that particular Bonus Year by the Compensation and Stock Option Committee of the Board or its successor (the “Compensation Committee”).  No Incentive Bonus shall be paid unless the applicable performance objectives have been attained, and the Compensation Committee shall determine whether an Incentive Bonus is merited in any given Bonus Year.  Under no circumstances shall the Company pay the Executive an Incentive Bonus for a Bonus Year if his or her employment is terminated for Cause on or prior to the bonus payment date for such Bonus Year.  Any Incentive Bonus due under this section will be paid not later than the March 15th of the calendar year following the end of the Bonus Year.

3.3	Stock Option Grant.

(a)             On the Effective Date, the Company will grant the Executive a stock option to purchase two hundred thousand (200,000) of the issued and outstanding shares of the Company’s common stock at a price per share equal to the Fair Market Value (as defined in the 2009 Incentive Stock Plan) on the date of grant (the stock options to purchase 200,000 shares of the Company’s common stock described in this paragraph, the “Option.”)

(b)             8,333 of the shares covered by the Option will vest on each of the first twenty-three (23) monthly anniversaries of the Effective Date and 8,341 of the shares covered by the Option will vest on the twenty-fourth (24th) monthly anniversary of the Effective Date, subject to the Executive’s continued employment by the Company through the respective monthly anniversary.  Notwithstanding the foregoing, all shares subject to the Option shall immediately vest upon (i) the Executive’s Involuntary Termination (as defined in Section 5.5) after the first anniversary of the Effective Date or (ii) a Change of Control (as such term is defined in subsections (a) – (d) of the definition of “Change of Control” contained in the Company’s 2004 Stock Incentive Plan).  Upon the Executive’s Involuntary Termination between the Effective Date and its first anniversary, an additional number of shares that a total of 50% of all shares subject to the Option shall be vested as of the Severance Date (as defined in Section 5.3).

(c)             The Option shall be granted under the Company’s 2009 Stock Incentive Plan and shall be subject to such further terms and conditions as set forth in a written stock option grant letter to be provided by the Company to the Executive to evidence the Option under the plan.

3.4	Restricted Stock.

(a)           The Company will also grant the Executive 75,000 shares of restricted stock (“the Restricted Stock Award”).

(b)           25,000 shares of the Restricted Stock Award will vest on the sixth month anniversary of the Effective Date, 25,000 shares of the Restricted Stock Award will vest on the one year anniversary of the Effective Date, and 25,000 shares of the Restricted Stock Award will vest on the eighteen month anniversary of the Effective Date, subject to the Executive’s continued employment by the Company through the respective vesting date. Notwithstanding the foregoing, all shares subject to the Restricted Stock Award shall immediately vest upon (i) the Executive’s Involuntary Termination (as defined in Section 5.5) after the first anniversary of the Effective Date or (ii) a Change of Control (as such term is defined in subsections (a) – (d) of the definition of “Change of Control” contained in the Company’s 2004 Stock Incentive Plan).

(c)            The Restricted Stock Award shall be granted under the Company’s 2009 Stock Incentive Plan and shall be subject to such further terms and conditions as set forth in a written restricted stock agreement to be provided by the Company to the Executive to evidence the Restricted Stock Award under the plan.

3.5	Special One-Time Bonus.

The Executive shall receive a special one-time bonus of $45,000 (the “Special Bonus”) within seven (7) business days of the Effective Date.  The Special Bonus will not be grossed up.  The Special Bonus is intended to reduce the impact of the costs to the Executive in connection with his or her relocation, moving and temporary housing while he or she secures permanent housing in New York.  Notwithstanding the foregoing, if the Executive is terminated for Cause or resigns without Good Reason prior to the first anniversary of the Effective Date, a pro rata portion of the Special Bonus (determined by multiplying the Special Bonus by a fraction, the numerator of which is the number of days from the Severance Date (as such term is defined in Section 5.3) to the  anniversary of the Effective Date and the denominator of which is 365) shall be due and payable to the Company immediately upon such employment termination, subject to offset, at the Company’s election, against any Severance Benefit (as such term is defined in Section 5.3) or other amount otherwise due under this Agreement.

4.	Benefits.

4.1           Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2           Reimbursement of Business Expenses.  The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

5.	Termination.

5.1           Termination by the Company.  The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2           Termination by the Executive.  The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 17); provided, however, that in the case of a termination with Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the termination with Good Reason.

5.3           Benefits Upon Termination.  If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)             The Company shall pay the Executive (or, in the event of his or her death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)             If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, Base Salary for 12 months (the period described as the “Severance Period”).  Such amount is referred to hereinafter as the “Severance Benefit.”  Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of 12 months, with the first installment payable in the month following the month in which the Executive’s separation from service occurs.

(c)             Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his or her obligations under Section 6 or under any other agreement signed by the Executive and the Company or any of its Affiliates that imposes restrictions with respect to the Executive’s activities at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit; provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, standing alone, for the Executive’s release contemplated by Section 5.4.

(d)             The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of any benefits otherwise due terminated executives under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Executive’s rights to continued health coverage under COBRA; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any); and (iv) the Executive’s receipt of any accrued but unpaid Incentive Bonus for the Bonus Year ended on the most recent anniversary of the Effective Date, payable at the time provided in Section 3.2.

5.4	Release; Exclusive Remedy.

(a)             This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary.  As a condition precedent to payment of the Severance Benefit or any obligation to accelerate vesting of any equity based award on an Involuntary Termination or a Change of Control, the Executive shall, upon or promptly following his or her last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company substantially in the form attached as Exhibit A, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)             The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of any equity based award or bonus on an Involuntary Termination or Change of Control) shall constitute the exclusive and sole remedy for any termination of his or her employment or Change of Control and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Executive agrees to resign, on the Severance Date, as an officer and/or executive (whichever shall apply) of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)        As used herein, “Accrued Obligations” means:

(i)           any Base Salary that had accrued but had not been paid on or before the Severance Date; and

(ii)           any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)             As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

(c)             As used herein, “Cause” shall mean, as reasonably determined by the Board based on the information then known to it, that one or more of the following has occurred: (1) the Executive has committed a felony under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction; (2) the Executive has engaged in acts of fraud, dishonesty, gross negligence, or other misconduct, including abuse of controlled substances, that is injurious to the Company, its Affiliates or any of their customers, clients or executives; (3) the Executive fails to perform or uphold his or her duties under this Agreement and/or fails to comply with reasonable directives of the Board; or (4) any breach by the Executive of any provision of Sections 1 or 6, or any material breach by the Executive of any other contract he or she is a party to with the Company or any of its Affiliates including the Code of Ethics or another material written policy.

(d)             As used herein, “Change of Control” shall be defined as in subsections (a)-(d) of the definition of “Change of Control” contained in the Company’s 2004 Stock Incentive Plan.

(e)             As used herein, “Good Reason” shall mean a termination of the Executive’s employment by means of resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions: (a) a material diminution in the Executive’s rate of Base Salary; (b) a material diminution in the Executive’s authority, duties, or responsibilities; (c) a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s Executive offices constitute a “material change”); or (d) a material breach by the Company of this Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within ninety (90) days after the initial existence of such condition(s) (such notice to be delivered in accordance with Section 17), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the termination of the Executive’s employment with the Company shall not constitute a termination with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a termination with Good Reason.

(f)             As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his or her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period.

(g)             As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a termination with Good Reason.

(h)             As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity, or any department, agency or political subdivision thereof.

5.6       Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7       Limitation on Benefits.

(a)             To the extent that, prior to a Change of Control that occurs at a time that no stock of the Company is readily tradable on an established securities market, any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity based awards or incentives) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall submit for the vote of the stockholders of the Company (the “Stockholders”) the payments to the Executive in a manner that complies with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.  It shall be a prerequisite to the Company’s obligations under this Section 5.7(a) that the Executive shall have executed a valid waiver in a form reasonably satisfactory to the Company and sufficient to enable the Stockholders’ approval to have the effect that no payments to the Executive would be subject to the excise tax under Section 4999 of the Code.  If the exemption described in Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder does not apply, then the procedures set forth in Section 5.7(b) and Section 5.7(c) hereof shall apply.

(b)             Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Total Payments would be subject to Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code.  Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments that complies with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Section 5.7(b) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(c)             Any determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.7(b) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”).  If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  In the event that any Total Payment made to the Executive shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code, then the Executive shall promptly repay to the Company the amount of any such Underpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company.

5.8	Section 409A and Sarbanes-Oxley.

(a)             It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Nothing contained herein is intended to provide a guarantee of tax treatment to the Executive.

(b)             To the extent required under Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or other applicable law or rule, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the issuer to the extent required by such authority, including for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities of the issuer during that 12-month period.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)             The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company.  The Executive will take all reasonably appropriate steps to safeguard Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss, and theft.  The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his or her control.  Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall make available to the Company and its counsel the documents and other information sought with as much in advance of the return date as possible, and shall assist the Company and such counsel in responding to such process.

(b)             As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs, compensation and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)             As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.  All Work Product that the Executive may have discovered, invented, or originated during his or her employment by the Company or any of its Affiliates prior to the Effective Date, that he or she may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein.  Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein.  The Executive hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2       Restriction on Competition.  The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the Severance Period, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of time after the Severance Date equal to the Severance Period, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business.  For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an executive, consultant, director, officer, licensor of technology or otherwise.  For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States or elsewhere in the world where the Company or any of its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the Severance Period competes, with the Company or any of its Affiliates in any of its or their businesses, including, without limitation, the research, development, identification or marketing of targeted regional cancer or infectious disease drug delivery systems.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3       Non-Solicitation of Executives and Consultants.  During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person (i) induce or attempt to induce any executive or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any executive or independent contractor thereof, on the other hand, or (ii) hire any person who was an executive of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4       Non-Disruption of Other Business Relationships.  During the Period of Employment and for a period of twenty-four (24) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business or professional relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, government regulators, associates, officers, executives, consultants, managers, partners, members or investors, on the other hand.

6.5       Non-Disparagement.  At all times following the date hereof, the Executive shall not, whether in writing or orally, disparage or denigrate the Company or any Affiliate, or any of their respective current or former affiliates, directors, officers, executives, members, partners, agents, or representatives.  At all times following the date hereof, the directors, officers, and communications and human resources personnel of the Company shall not, whether in writing or orally, disparage or denigrate the Executive.

6.6       Understanding of Covenants.  The Executive acknowledges that, in the course of his or her employment with the Company and/or its Affiliates and their predecessors, he or she has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that his or her services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he or she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he or she is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company.  The Executive understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an executive of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Executive does not believe would prevent him or her from otherwise earning a living.  The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7       Enforcement.  Without limiting the generality of Section 16, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach.  Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or any similar provision, as the case may be, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Executive.  The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

6.8       Additional Documentation.  The Executive agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

7.         Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.         Successors and Assigns.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.

9.         Rules of Construction.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates.  Unless otherwise expressly provided herein, all determinations to be made by the Compensation Committee, the Board, or the CEO under this Agreement shall be made in their sole discretion.

10.       Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law; Arbitration; Waiver of Jury Trial.

11.1           THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.2           Except for the limited purpose provided in Section 16, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties.  The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration.  Nothing in this Section 11 shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

11.3           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.       Severability.  The parties desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement is found to be invalid, prohibited, or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  To this end, the provisions of this Agreement are declared to be severable.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.       Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, any term sheet or offer letter prepared in connection herewith.  Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Notwithstanding the foregoing integration provisions, the Executive acknowledges having received and read the Company’s Code of Business Conduct and Ethics and agrees to conduct himself or herself in accordance therewith as in effect from time to time.

14.       Modifications.  This Agreement may not be amended, modified, or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.       Waiver.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.  Failure or delay on the part of a party to exercise fully any right, remedy, power or privilege under this Agreement shall not operate as a waiver thereof.  Any single or partial exercise of any right, remedy, power, or privilege shall not preclude any other or further exercise of the same or of any right, remedy, power or privilege.  Waiver of any right, remedy, power or privilege with respect to any occurrence shall not be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

16.       Remedies.  Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.  Each party shall be responsible for paying its own attorneys’ fees, costs, and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

17.       Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail, and one day after deposit on a weekday with a reputable overnight courier service.

if to the Company:

Delcath Systems, Inc.
Rockefeller Center
600 Fifth Avenue, 23rd Floor
New York, NY 10020
Facsimile: (212) 489-2102
Attn: Chief Executive Officer

with a copy to:
Gregory J. Champion, Esq.
Bond, Schoeneck & King, PLLC
111 Washington Ave., 5th Floor
Albany, NY 12210
Facsimile: (518) 533-3299

if to the Executive, to the address most recently on file in the payroll records of the Company.

18.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.       Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  In any construction to be made of this Agreement, the parties agree the Agreement shall not be construed against either party on the basis of that party being the drafter of such language.

The Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of October 22, 2009.

“COMPANY”

Delcath Systems, Inc.

By:	/s/ Eamonn P. Hobbs
Name:	Eamonn P. Hobbs
Title:	President and CEO

“EXECUTIVE”

/s/ Agustin Gago
Agustin Gago

Exhibit “A” to Employment Agreement

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between ___________________, an individual (“Executive”), and Delcath Systems, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Executive’s Employment Agreement with the Company, dated as of [______________] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.           Termination of Employment.  Executive’s employment with the Company terminated on [______________, _____].  Executive waives any right or claim to reinstatement as an executive of the Company and each of its affiliates.  Executive hereby confirms that Executive does not hold any position as an officer or executive with the Company and each of its affiliates.  Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits.  Executive understands and agrees that he will not receive the payments specified in Section 5.3 of the Employment Agreement unless he executes this Release Agreement and does not revoke this Release Agreement within the time period permitted hereafter and that such amounts shall be forfeited if he breaches this Release Agreement or Section 6 of the Employment Agreement.

2.           Release.  Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, executives, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise arising out of or in connection with Executive’s service as an officer, director, executive, member or manager of any Releasee or Executive’s separation from his position as an officer, director, executive, manager and/or member, as applicable, of any Releasee, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, any Claim arising out of or in any way connected, in whole or in part, with Executive’s service as an officer, director, executive, member or manager of any Releasee, Executive’s separation from his position as an officer, director, executive, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury in connection with Executive’s service as an officer, director, executive, member or manager of any

Releasee or Executive’s separation from his position as an officer, director, executive, manager and/or member, as applicable, of any Releasee), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any rights to the severance and other benefits payable under Section 5.3 of the Employment Agreement in accordance with the terms of the Employment Agreement.  In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.           ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

A.           In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.           Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.           Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.           Executive was given a copy of this Release Agreement on [_________________, 20__] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

E.           Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement.

4.           Proceedings.  Executive acknowledges that he or she has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”).  Executive (i) acknowledges that he or she will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding,

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including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”).  Further, Executive understands that, by executing this Release, he or she will be limiting the availability of certain remedies that he or she may have against the Company and limiting also his ability to pursue certain claims against the Releasees.  Notwithstanding the above, nothing in Section 2 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in this Release or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC, but Executive acknowledges, and Executive intends, that this Release Agreement  precludes him or her from receiving any consideration or payment as a result of any such Proceeding or Claim.

5.           No Transferred Claims.  Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.           Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.           Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.           Successors.  This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.  This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9.           Governing Law; Forum; Waiver of Jury Trial.  This Release Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and the parties submit to arbitration provisions set forth in Section 11 of the Employment Agreement as if such Section were incorporated by reference and reprinted herein (with appropriate references to this Release

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Agreement as the context requires).  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE EXECUTIVE HEREBY WAIVES, AND COVENANTS THAT HE OR SHE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS RELEASE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

10.           Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.           Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.           Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.           Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

14.           Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he or she has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he or she has had ample opportunity to do so.

[The Remainder of this Page is Intentionally Left Blank]

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The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of    [                 ] that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at_________________

Agustin Gago

Print Name: _____________________________________________________

DELCATH SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

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ENDORSEMENT

I, _______________________, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of [            ] that the foregoing is true and correct.

EXECUTED this  [____] day of [_____________ 20____].

Print Name: __________________________

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